Exhibit 99
                                                                                     News

For more information, contact:
Maureen Roth (314) 765-6195

FOR IMMEDIATE RELEASE

ANHEUSER-BUSCH COMPANIES, INC.
ANNOUNCES MORE AGGRESSIVE LEVERAGE TARGET AND
NEW MULTI-YEAR 100 MILLION SHARE REPURCHASE PROGRAM

Company Reiterates Long-Term Earnings per Share Growth Objective
ST. LOUIS (Dec. 20, 2006) - August A. Busch IV, president and chief executive officer of Anheuser-Busch Cos. Inc., announced today that the Board of Directors has approved a new, more aggressive leverage target to enhance shareholder value. The company intends to modestly increase leverage and reduce its cash flow to total debt target from the previous 30 to 40 percent range to the 25  to 30 percent range.
“The more aggressive leverage target will enable Anheuser-Busch to use its balance sheet more efficiently to support existing operations, acquisitions, dividend growth and share repurchasing, while maintaining substantial financial flexibility,” said Busch. “Our first priority is to invest in our businesses to enhance profit growth. This includes capital expenditures in existing operations, and acquisitions and investments to enhance our long-term earnings growth. The second priority is to return cash to shareholders by consistently increasing dividends in line with expected growth in earnings per share, and share repurchasing, consistent with the new leverage target.”

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New Leverage Policy and Share Repurchase Program
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“Investing for growth which enhances competitive advantage and increases economic value added is our primary focus,” added Busch. “We are sharply focused on increasing shareholder value through profit growth and capital efficiency. In 2006, capital spending was reduced by over $300 million to about $825 million. This was done without compromising productivity improvement, which reduced annual costs by about $100 million in 2006,” Busch said.
In conjunction with the more aggressive leverage target, the Board of Directors of Anheuser-Busch Cos. Inc. has approved a new 100 million share repurchase program. The program follows a similar 100 million share program authorized in March 2003. Approximately 15 million shares remain open under the 2003 program (bringing total open authorized repurchases to approximately 115 million shares).
The new 100 million share repurchase program represents approximately 13 percent of outstanding common stock. Anheuser-Busch has been repurchasing stock since 1984. Approximately 3.6 percent of shares outstanding have been repurchased annually over the five-year period ending in 2005. The company expects to repurchase about $2.5 billion of stock during 2007, subject to the level of business investment. Although the company does not give short-term earnings guidance, it continues to target 7 to 10 percent annual earnings per share growth over the long-term.
Based in St. Louis, Anheuser-Busch is the leading American brewer. The company brews the world’s largest-selling beers, Budweiser and Bud Light. Anheuser-Busch also owns a 50 percent share in Grupo Modelo, Mexico’s leading brewer, and a 27 percent share in Tsingtao, the leading premium brewer in China. The company also is one of the largest theme park operators in the United States, is a major manufacturer of aluminum beverage cans and one of the world’s largest recyclers of aluminum cans. For more information, visit www.anheuser-busch.com.

New Leverage Policy and Share Repurchase Program
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This release contains forward-looking statements regarding the company’s expectations concerning its future operations, earnings and prospects. On the date the forward-looking statements are made, the statements represent the company’s expectations, but the company’s expectations concerning its future operations, earnings and prospects may change. The company’s expectations involve risks and uncertainties (both favorable and unfavorable) and are based on many assumptions that the company believes to be reasonable, but such assumptions may ultimately prove to be inaccurate or incomplete, in whole or in part. Accordingly, there can be no assurances that the company’s expectations and the forward-looking statements will be correct. Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include, among others, changes in the pricing environment for the company’s products; changes in U.S. demand for malt beverage products, including changes in U.S. demand for other alcohol beverages; changes in consumer preference for the company’s malt beverage products; changes in the cost of marketing the company’s malt beverage products; regulatory or legislative changes, including changes in beer excise taxes at either the federal or state level and changes in income taxes; changes in the litigation to which the company is a party; changes in raw materials prices; changes in packaging materials costs; changes in energy costs; changes in the financial condition of the company's suppliers; changes in interest rates; changes in foreign currency exchange rates; unusual weather conditions that could impact beer consumption in the U.S.; changes in attendance and consumer spending patterns for the company’s theme park operations; changes in demand for aluminum beverage containers; changes in the company’s international beer business or in the beer business of the company’s international equity partners; changes in the economies of the countries in which the company’s international beer business or its international equity partners operate; changes in the company’s credit rating resulting from future acquisitions or divestitures; and the effect of stock market conditions on the company’s share repurchase program. Anheuser-Busch disclaims any obligation to update or revise any of these forward-looking statements. Additional risk factors concerning the company can be found in the company’s most recent Form 10-K.